Exhibit 99.1

MARKETAXESS REPORTS FOURTH QUARTER 2019 REVENUES

OF $129.8 MILLION, OPERATING INCOME OF $60.9 MILLION AND

DILUTED EPS OF $1.32

11 Consecutive Years of Record Volume, Revenue and Earnings

Company Announces 18% Increase in Regular Quarterly Dividend to $0.60 per Share, up from $0.51

Fourth Quarter Financial Highlights*

•	Revenues of $129.8 million, up 15%

•	Operating income of $60.9 million, up 13%

•	Diluted EPS of $1.32, up 9% from $1.21

•	Open TradingTM volume of $136.0 billion, up 16%

*	All comparisons versus fourth quarter 2018.

Full Year 2019 Financial Highlights*

•	Record revenues of $511.4 million, up 17%

•	Record operating income of $250.9 million, up 18%

•	Record diluted EPS of $5.40, up 18%

•	Record Open TradingTM volume of $542.8 billion, up 44%

*	All comparisons versus full year 2018.

NEW YORK, January 29, 2020 – MarketAxess Holdings Inc. (Nasdaq: MKTX), the operator of a leading electronic trading platform for fixed-income securities, and the provider of market data and post-trade services for the global fixed-income markets, today announced results for the quarter ended December 31, 2019.

“The fourth quarter results contributed to our 11th straight year of record revenues and earnings with 2019 revenue growth of 17%,” said Rick McVey, Chairman and CEO of MarketAxess. “We are encouraged by the breadth of growth we see in our business with record volumes, revenues and active institutional clients in all four of our core credit products. Investor and dealer demand for trading automation is fueling a new round of growth in electronic market share for fixed income trading. Open Trading is delivering valuable transaction cost savings to our clients, helping to extend our leadership position in global credit electronic trading with institutional clients. We are excited about many new opportunities emerging in new products and new trading protocols, including our entry into the Rates trading space with our acquisition of LiquidityEdge.”

Fourth Quarter Results

Total revenues for the fourth quarter of 2019 increased 15.4% to $129.8 million, compared to $112.4 million for the fourth quarter of 2018. Operating income was $60.9 million, compared to $54.0 million for the fourth quarter of 2018, an increase of 12.8%. Operating margin was 46.9%, compared to 48.0% for the fourth quarter of 2018. Net income totaled $50.3 million, or $1.32 per share on a diluted basis, compared to $45.8 million, or $1.21 per share, for the fourth quarter of 2018.

Commission revenue for the fourth quarter of 2019 increased 15.4% to $117.1 million, compared to $101.4 million for the fourth quarter of 2018. Variable transaction fees increased 19.3% to $91.3 million for the fourth quarter of 2019, compared to variable transaction fees of $76.6 million for the fourth quarter of 2018. Variable transaction fees include approximately $2.5 million of U.S. Treasuries trading commissions generated by LiquidityEdge since the November 1, 2019 acquisition date. U.S. high-grade trading volume as a percentage of FINRA’s high-grade TRACE trading volume increased to an estimated 19.9% for the fourth quarter of 2019, compared to an estimated 19.3% for the fourth quarter of 2018.

All other revenue, which consists of information services, post-trade services and other revenue, increased to $12.7 million, compared to $11.0 million for the fourth quarter of 2018. The increase in all other revenue was principally due to higher information services revenue of $1.5 million.

Total expenses for the fourth quarter of 2019 increased 17.9% to $68.9 million, compared to $58.5 million for the fourth quarter of 2018. The increase in total expenses was largely due to higher employee compensation and benefit costs, mainly due to an increase in headcount, of $5.3 million, depreciation and amortization of $1.9 million, general and administrative costs of $1.6 million, clearing costs of $1.1 million and professional and consulting fees of $1.0 million. LiquidityEdge expenses, including amortization of acquired intangibles expense of $0.4 million and acquisition-related costs $0.5 million, totaled $3.2 million during the fourth quarter of 2019. Excluding LiquidityEdge related costs, total expenses for the quarter were up 12.3%.

The effective tax rate for the fourth quarter of 2019 was 18.9%, compared to 18.3% for the fourth quarter of 2018. The income tax provision for the fourth quarter of 2019 and 2018 reflected $3.6 million and $1.9 million, respectively, of excess tax benefits related to share-based compensation awards.

Full Year 2019 Results

Total revenues for the year ended December 31, 2019 increased 17.4% to a record $511.4 million, compared to $435.6 million for 2018. Operating income was a record $250.9 million, compared to $212.6 million for 2018, an increase of 18.0%. Operating margin was 49.1%, compared to 48.8% for 2018. Net income totaled $204.9 million, or $5.40 per share on a diluted basis, compared to $172.9 million, or $4.57 per share, for 2018.

Commission revenue for the year ended December 31, 2019 increased 18.7% to a record $463.9 million, compared to $390.8 million for 2018. Variable transaction fees increased 24.9% to $367.2 million compared to variable transaction fees of $293.9 million for 2018. U.S. high-grade trading volume as a percentage of FINRA’s high-grade TRACE trading volume increased to an estimated 19.0%, compared to an estimated 18.1% for 2018.

All other revenue increased 6.2% to $47.5 million in 2019, compared to $44.7 million for 2018. The increase in all other revenue was principally due to higher information services revenue of $2.5 million.

Total expenses for the year ended December 31, 2019 increased 16.8% to $260.5 million, compared to $223.0 million for 2018. The increase in total expenses was principally due to higher employee compensation and benefits costs, mainly due to an increase in headcount, of $22.0 million, general and administrative costs of $4.3 million, depreciation and amortization of $3.8 million, professional and consulting fees of $4.0 million and clearing costs of $3.6 million offset by a decrease in occupancy costs of $2.5 million. LiquidityEdge expenses, including amortization of acquired intangibles expense of $0.4 million and acquisition-related costs of $1.1 million, totaled $3.8 million during 2019. Excluding LiquidityEdge related costs, total expenses for the year were up 15.1%.

The effective tax rate for 2019 was 20.4%, compared to 20.7% for 2018. The income tax provision for 2019 and 2018 reflected $10.6 million and $5.6 million, respectively, of excess tax benefits related to share-based compensation awards.

Employee headcount was 527 as of December 31, 2019 compared to 454 as of December 31, 2018. The increase in headcount was due to the continued investment in the Company’s growth initiatives, including geographic expansion, trading automation, new trading protocols and the transition to self-clearing.

Dividend

The Company’s board of directors declared a cash dividend of $0.60 per share of common stock outstanding, to be paid on February 26, 2020 to stockholders of record as of the close of business on February 12, 2020.

Share Repurchases

A total of 15,900 shares were repurchased in the fourth quarter of 2019 at a cost of $5.8 million.

Balance Sheet Data

As of December 31, 2019, total assets were $954.9 million and included $500.6 million in cash, cash equivalents and investments. Total stockholders’ equity as of December 31, 2019 was $770.1 million.

Guidance for 2020

For 2020, the Company is providing the following guidance:

•

Expenses are expected to be in the range of $297.0 million to $314.0 million and includes a full year of LiquidityEdge expenses estimated to range between $18.0 million to $22.0 million. LiquidityEdge expenses are expected to include amortization expense on acquired intangible assets of $2.8 million and variable clearing and technology expenses that will be approximately 50% of trading revenue. Excluding LiquidityEdge expenses, the midpoint in the guidance range would represent an approximate 11% year-over-year increase in expenses.

•

Capital expenditures are expected to be in the range of $44.0 million to $49.0 million and includes an expected increase in capitalized software development and approximately $7.0 million of buildout costs for additional office space in London.

•	The Company’s overall effective tax rate is expected to be between 20.0% to 22.0% and includes the estimated impact of excess tax benefits on share-based compensation awards.

Non-GAAP Financial Measures and Other Items

To supplement the Company’s unaudited financial statements presented in accordance with generally accepted accounting principles (“GAAP”), the Company uses certain non-GAAP measures of financial performance, including earnings before interest, taxes, depreciation and amortization (“EBITDA”) and free cash flow. The Company believes that these non-GAAP financial measures, when taken into consideration with the corresponding GAAP financial measures, are important in understanding the Company’s operating results. See the attached schedule for a reconciliation of GAAP net income to EBITDA and GAAP cash flow from operating activities to free cash flow.

Webcast and Conference Call Information

Rick McVey, Chairman and Chief Executive Officer, Chris Concannon, President and Chief Operating Officer and Tony DeLise, Chief Financial Officer, will host a conference call to discuss the Company’s financial results and outlook on Wednesday, January 29, 2020 at 10:00 a.m. EST. To access the conference call, please dial 855-425-4206 (U.S.) or 484-756-4249 (international). The Company will also host a live audio Webcast of the conference call on the Investor Relations section of the Company’s website at http://investor.marketaxess.com. A replay of the call will be made available by dialing 855-859-2056 (U.S.) or 404-537-3406 (international) and using the conference ID: 9129259 for one week after the announcement. The Webcast will also be archived on http://investor.marketaxess.com for 90 days following the announcement.

About MarketAxess

MarketAxess operates a leading, institutional electronic trading platform delivering expanded liquidity opportunities, improved execution quality and significant cost savings across global fixed-income markets. A global network of over 1,700 firms, including the world’s leading asset managers and institutional broker-dealers, leverages MarketAxess’ patented trading technology to efficiently trade bonds. MarketAxess’ award-winning Open Trading™ marketplace is regarded as the preferred all-to-all trading solution in the global credit markets, creating a unique liquidity pool for a broad range of credit market participants. Drawing on its deep data and analytical resources, MarketAxess provides automated trading solutions, market data products and a range of pre- and post-trade services.

MarketAxess is headquartered in New York and has offices in London, Amsterdam, Boston, Chicago, Los Angeles, Miami, Salt Lake City, San Francisco, São Paulo, Hong Kong and Singapore. For more information, please visit www.marketaxess.com.

Cautionary Note Regarding Forward-Looking Statements

This press release may contain forward-looking statements, including statements about the outlook and prospects for Company and industry growth, as well as statements about the Company’s future financial and operating performance. These and other statements that relate to future results and events are based on MarketAxess’ current expectations. The Company’s actual results in future periods may differ materially from those currently expected or desired because of a number of risks and uncertainties, including: global economic, political and market factors; the volatility of financial services markets generally; the level of trading volume transacted on the MarketAxess platform; the absolute level and direction of interest rates and the corresponding volatility in the corporate fixed-income market; the level and intensity of competition in the fixed-income electronic trading industry and the pricing pressures that may result; the variability of our growth rate; the rapidly evolving nature of the electronic financial services industry; our ability to introduce new fee plans and our clients’ response; our exposure to risks resulting from non-performance by counterparties to transactions executed between our clients in which we act as an intermediary in matched principal trades; our dependence on our broker-dealer clients; the loss of any of our significant institutional investor clients; our ability to develop new products and offerings and the market’s acceptance of those products; the effect of rapid market or technological changes on us and the users of our technology; our ability to successfully maintain the integrity of our trading platform and our response to system failures, capacity constraints and business interruptions; our vulnerability to cyber security risks; our ability to protect our intellectual property rights or technology and defend against intellectual property infringement or other claims; our ability to enter into strategic alliances and to acquire other businesses and successfully integrate them with our business; our ability to comply with new and existing laws, rules and regulations both domestically and internationally; our ability to maintain effective compliance and risk management methods; the strain of growth initiatives on management and other resources; our future capital needs and our ability to obtain capital when needed; limitations on our operating flexibility contained in our credit agreement; and other factors. The Company undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise. More information about these and other factors affecting MarketAxess’ business and prospects is contained in MarketAxess’ periodic filings with the Securities and Exchange Commission and can be accessed at www.marketaxess.com.

Media and Investor Relations Contacts:

David Cresci	William McBride
MarketAxess Holdings Inc.	RF|Binder
+1-212-813-6027	+1-917-239-6726

Kyle White

MarketAxess Holdings Inc.

+1-212-813-6355

MarketAxess Holdings Inc.

Consolidated Statements of Operations

	Three Months Ended		Year Ended
	December 31,		December 31,
	2019	2018	2019	2018
	(In thousands, except per share data)
	(unaudited)
Revenues
Commissions	$117,103	$101,436	$463,856	$390,834
Information services	8,515	7,057	30,730	28,227
Post-trade services	3,923	3,675	15,763	15,346
Other	233	276	1,003	1,158

Total revenues	129,774	112,444	511,352	435,565

Expenses
Employee compensation and benefits	33,117	27,802	131,079	109,117
Depreciation and amortization	7,730	5,848	26,857	23,080
Technology and communications	7,155	6,415	26,792	23,866
Professional and consulting fees	6,389	5,353	25,534	21,521
Occupancy	3,090	3,844	11,639	14,176
Marketing and advertising	3,087	3,534	11,559	12,114
Clearing costs	3,345	2,257	11,314	7,754
General and administrative	5,010	3,426	15,696	11,353

Total expenses	68,923	58,479	260,470	222,981

Operating income	60,851	53,965	250,882	212,584
Other income (expense)
Investment income	1,767	1,926	8,063	6,112
Other, net	(661)	175	(1,521)	(610)

Total other income	1,106	2,101	6,542	5,502

Income before income taxes	61,957	56,066	257,424	218,086
Provision for income taxes	11,684	10,235	52,522	45,234

Net income	$50,273	$45,831	$204,902	$172,852

Per Share Data:
Net income per common share
Basic	$1.35	$1.24	$5.53	$4.68
Diluted	$1.32	$1.21	$5.40	$4.57

Cash dividends declared per common share	$0.51	$0.42	$2.04	$1.68

Weighted-average common shares:
Basic	37,176	36,978	37,083	36,958
Diluted	38,091	37,845	37,956	37,855

MarketAxess Holdings Inc.

Commission Revenue Details

	Three Months Ended		Year Ended
	December 31,		December 31,
	2019	2018	2019	2018

	Total Commissions Revenue
	(In thousands)
	(unaudited)
Transaction Fees
U.S. high-grade	$43,120	$37,089	$173,944	$144,642
Other credit [1]	45,238	38,868	188,514	147,148

Total credit	88,358	75,957	362,458	291,790
Rates [2]	2,983	593	4,722	2,146

Total transaction fees	91,341	76,550	367,180	293,936

Distribution Fees
U.S. high-grade	18,647	18,615	71,885	72,135
Other credit[1]	7,029	6,110	24,347	24,077

Total credit	25,676	24,725	96,232	96,212
Rates[2]	86	161	444	686

Total distribution fees	25,762	24,886	96,676	96,898

Total commissions	$117,103	$101,436	$463,856	$390,834

	Average Variable Transaction Fee Per Million
	(unaudited)
U.S. high-grade - fixed-rate	$177.27	$160.52	$171.06	$160.63
U.S. high-grade - floating-rate	53.64	69.53	63.15	87.22

Total U.S. high-grade	170.36	154.12	164.44	155.84
Other credit [1]	191.36	207.55	193.45	201.05

Total credit	180.50	177.50	178.35	175.77

Rates[2]	4.81	41.34	7.16	40.13

[1]	Other credit includes high-yield, emerging markets, Eurobonds and municipal bonds.
[2]	Rates includes U.S. Government bonds, agencies and other government bonds.

MarketAxess Holdings Inc.

Consolidated Condensed Balance Sheet Data

	As of
	December 31, 2019	December 31, 2018
	(In thousands)
	(unaudited)
Assets
Cash and cash equivalents	$270,124	$246,322
Investments, at fair value	230,477	240,105
Accounts receivable, net	62,017	57,535
Goodwill and intangible assets, net	207,846	62,675
Furniture, equipment, leasehold improvements and capitalized software, net	71,795	63,010
Operating lease right-of-use assets	81,399	—
Prepaid expenses and other assets	30,771	22,468
Deferred tax assets, net	501	3,424

Total assets	$954,930	$695,539

Liabilities and stockholders’ equity
Liabilities
Accrued employee compensation	$47,365	$39,053
Income and other tax liabilities	16,690	16,432
Deferred revenue	3,499	2,810
Accounts payable, accrued expenses and other liabilities	19,294	29,366
Operating lease liabilities	97,991	—

Total liabilities	184,839	87,661

Stockholders’ equity
Common stock	122	122
Additional paid-in capital	342,541	341,860
Treasury stock	(153,388)	(184,962)
Retained earnings	591,086	463,252
Accumulated other comprehensive loss	(10,270)	(12,394)

Total stockholders’ equity	770,091	607,878

Total liabilities and stockholders’ equity	$954,930	$695,539

MarketAxess Holdings Inc.

Reconciliation of Non-GAAP Financial Measures

	Three Months Ended		Year Ended
	December 31,		December 31,
	2019	2018	2019	2018

	Earnings Before Interest, Taxes, Depreciation and Amortization
	(In thousands)
	(unaudited)
Net income	$50,273	$45,831	$204,902	$172,852
Add back:
Interest expense	—	—	—	—
Provision for income taxes	11,684	10,235	52,522	45,234
Depreciation and amortization	7,730	5,848	26,857	23,080

Earnings before interest, taxes, depreciation and amortization	$69,687	$61,914	$284,281	$241,166

	Free Cash Flow
	(In thousands)
	(unaudited)
Cash flows from operating activities	$89,141	$70,105	$265,935	$223,917
Exclude: Net change in trading investments	(4,416)	5,815	(4,045)	(856)
Less: Purchases of furniture, equipment and leasehold improvements	(3,609)	(12,067)	(12,292)	(35,888)
Less: Capitalization of software development costs	(8,545)	(2,534)	(22,408)	(11,705)

Free cash flow	$72,571	$61,319	$227,190	$175,468

MarketAxess Holdings Inc.

Volume Statistics*

	Three Months Ended December 31,		Year Ended December 31,
	2019	2018	2019	2018

	Total Trading Volume
	(In millions)
	(unaudited)
U.S. high-grade - fixed-rate	$238,959	$223,737	$992,844	$867,518
U.S. high-grade - floating-rate	14,150	16,915	64,980	60,654

Total U.S. high-grade	253,109	240,652	1,057,824	928,172
Other credit	236,403	187,274	974,494	731,888

Total credit	489,512	427,926	2,032,318	1,660,060
Rates	620,437	14,345	659,548	53,479

	Average Daily Volume
	(In millions)
	(unaudited)
U.S. high-grade	$4,082	$3,945	$4,231	$3,728
Other credit	3,783	3,037	3,886	2,929

Total credit	7,865	6,982	8,117	6,657

Rates	10,007	234	2,638	214

Number of U.S. Trading Days [1]	62	61	250	249
Number of U.K. Trading Days [2]	64	64	253	253

[1]	The number of U.S. trading days is based on the SIFMA holiday recommendation calendar.
[2]	The number of U.K. trading days is based on the U.K. Bank holiday schedule.
*

Consistent with FINRA TRACE reporting standards, both sides of trades are included in the Company’s reported volumes when the Company executes trades on a matched principal basis between two counterparties. Consistent with industry standards, U.S. Government Bond trades are single-counted.